UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):    April 6, 2006
NAVISITE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27597 (Commission File No.)	52-2137343 (IRS Employer Identification No.)

400 Minuteman Road Andover, Massachusetts (Address of principal executive offices)	01810 (Zip Code)
(978) 682-8300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits.
EXHIBIT INDEX

Item 1.01 Entry into a Material Definitive Agreement.
On January 27, 2006, the Board of Directors of NaviSite, Inc. (the “Company”) approved, subject to stockholder approval, an amendment (the “Stock Plan Amendment”) to the Company’s Amended and Restated 2003 Stock Incentive Plan, as amended (the “2003 Plan”). The Stock Plan Amendment was approved by the Board of Directors to increase the maximum number of shares of common stock that may be issued under the 2003 Plan from 6,800,000 to 11,800,000 shares (subject to adjustment in the event of stock splits and other similar events). On February 23, 2006, Atlantic Investors, LLC, the majority stockholder of the Company, delivered to the Company an executed written consent of stockholders, among other things, approving the Stock Plan Amendment. Stockholder approval of the Stock Plan Amendment is deemed effective as of April 6, 2006. A copy of the 2003 Plan and the Stock Plan Amendment are filed as exhibits hereto and incorporated herein by reference.
Summary of the 2003 Plan
The 2003 Plan was adopted, subject to stockholder approval, by the Company’s Board of Directors on July 10, 2003 and was amended on November 11, 2003 to increase the number of shares of common stock available for issuance under such plan from 2,600,000 to 3,800,000. The 2003 Plan was approved by the stockholders at the Company’s Annual Meeting of Stockholders held on December 9, 2003. On May 6, 2004, the Board of Directors amended the 2003 Plan to increase the number of shares of Common Stock available for issuance under such plan from 3,800,000 to 6,800,000, and such increase was deemed effective on February 20, 2005. The January 27, 2006 Stock Plan Amendment increased the number of shares of common stock available for issuance under the 2003 Plan to 11,800,000 shares.
The 2003 Plan provides for the grant of incentive stock options, non-statutory stock options and restricted stock awards (collectively, the “Awards”) to employees, officers, directors, consultants and advisors of the Company, although incentive stock options may only be granted to employees of the Company. No individual may be granted Awards during any one calendar year to purchase more than 650,000 shares of common stock.
The 2003 Plan is administered by the Board of Directors. The Board of Directors may, in its sole discretion, amend, modify or terminate any award granted or made under the 2003 Plan, so long as such amendment, modification or termination would not materially and adversely affect the participants. The Board of Directors may also provide that any stock option shall become immediately exercisable, in full or in part, or that any restricted stock granted under the 2003 Plan shall be free of some or all restrictions. The Board of Directors has authorized the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) to exercise all rights, authority and functions of the Board of Directors with respect to the 2003 Plan, except that the Compensation Committee is not authorized to amend the 2003 Plan. In addition, to the extent permitted by law and subject to certain limitations set forth in the 2003 Plan, the Board of Directors and the Compensation Committee may delegate to one or more executive officers of the Company the authority to administer certain aspects of the 2003 Plan.
The Board of Directors is required to make appropriate adjustments in connection with the 2003 Plan and any outstanding Awards to reflect stock splits, reverse stock splits, stock dividends, recapitalizations, combination of shares, reclassification of shares, spin-offs and other similar changes in capitalization or any distribution to holders of common stock other than a normal cash dividend. The 2003 Plan also contains provisions addressing the consequences of any merger or consolidation of the Company, share exchange transaction involving the Company’s common stock, or liquidation or dissolution of the Company.
If any Award expires or is terminated, surrendered, canceled or forfeited without having been fully exercised, including as a result of the repurchase of shares by the Company pursuant to a contractual repurchase right, the unused shares of common stock covered by such Award will again be available for grant under the 2003 Plan, subject, in the case of incentive stock options, to any limitations under the Internal Revenue Code.

No Awards may be granted under the 2003 Plan after July 9, 2013 although Awards granted prior to that date may extend beyond that date. The Board of Directors may amend, suspend or terminate the 2003 Plan or any portion thereof at any time.
The foregoing description is subject to, and qualified in its entirety by, the 2003 Plan and the Stock Plan Amendment filed as exhibits hereto, which exhibits are incorporated herein by reference. A copy of the 2003 Plan is attached as Appendix II to the electronic copy of the Company’s Definitive Schedule 14C Information Statement filed with the Securities and Exchange Commission on January 5, 2005 and a copy of the Stock Plan Amendment is attached as Appendix II to the electronic copy of the Company’s Definitive Schedule 14C Information Statement filed with the Securities and Exchange Commission on March 14, 2006, each of which may be accessed from the SEC’s homepage at www.sec.gov.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The exhibits listed in the Exhibit Index below are filed with this report.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NaviSite, Inc.
Date: April 6, 2006
	By:	/s/ John J. Gavin, Jr.
John J. Gavin, Jr.
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	NaviSite, Inc. Amended and Restated 2003 Stock Incentive Plan (incorporated herein by reference to Appendix II to the Registrant’s Definitive Schedule 14C filed January 5, 2005 (File No. 000-27597)).

10.2	Amendment No. 1 to the NaviSite, Inc. Amended and Restated 2003 Stock Incentive Plan (incorporated herein by reference to Appendix II to the Registrant’s Definitive Schedule 14C filed January 5, 2005 (File No. 000-27597)).

10.3	Amendment No. 2 to the NaviSite, Inc. Amended and Restated 2003 Stock Incentive Plan (incorporated herein by reference to Appendix II to the Registrant’s Definitive Schedule 14C filed March 14, 2006 (File No. 000-27597)).